Ex. 99.1

ZONE 4 PLAY, INC.: THE PRE-ADMISSION TO AIM ANNOUNCEMENT

Wilmington, DE – Sept. 16, 2005 – Zone 4 Play, Inc. (OTCBB: ZFPI), an established developer of software and technology for the interactive betting and gaming industry, today announced that it has taken additional steps in relation to its admission to trading on AIM, a market operated by the London Stock Exchange plc (the "Admission"). Admission of all of the Company's shares of common stock may take place as early as September 30, 2005. The Company is seeking to raise approximately GBP5.5 million by the issue of new shares of common stock in connection with its Admission (the "Securities").

Forward Looking Statements

This press release may contain forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 and federal securities laws. These forward-looking statements are based on the current expectations of the management of Zone 4 Play only, and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. When we talk about the time we are expected to be admitted to trading on AIM, we are using a forward looking statement. Zone 4 Play undertakes no obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. For a more detailed description of the risk and uncertainties affecting Zone 4 Play, reference is made to Zone 4 Play's reports filed from time to time with the Securities and Exchange Commission.

The Securities are to be offered solely in the United Kingdom and will not be registered under the U.S. Securities Act of 1933, as amended (the “Act”) or under the securities laws of any other territory other than the United Kingdom. The Securities will be offered pursuant to Regulation S under the Act in an offering outside the United States to persons who are not U.S. persons, each as defined in Regulation S. The Securities to be offered may not be offered, sold or delivered in the United States or to, or for the account or benefit of, U.S. persons except in accordance with Regulation S, pursuant to registration under the Act, or pursuant to another available exemption from the registration requirements of the Act. In addition, hedging transactions involving the Securities may not be conducted unless in compliance with the Act. The Securities have not been and will not be approved by the U.S. Securities and Exchange Commission, any state securities commission of the United States or any other U.S. regulatory authority, nor have any of the foregoing authorities passed upon, or endorsed the merits of the Admission.